Filed Pursuant to Rule 433

Registration Statement No. 333-219500

September 5, 2018

PRICING TERM SHEET — NOTES DUE 2022

Unilever Capital Corporation

$500,000,000 3.000% Senior Notes due 2022

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V.
Unilever PLC
Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Anticipated Rating*:	A1/A+ (Moody’s/S&P)

Principal Amount:	$500,000,000

Maturity:	March 7, 2022

Coupon:	3.000%

Public Offering Price:	99.516%

Yield to Maturity:	3.147%

Spread to Benchmark Treasury:	T+42 bps

Benchmark Treasury:	UST 2.750% due August 15, 2021

Benchmark Treasury Yield:	2.727%

Benchmark Treasury Price:	100-02

Net Proceeds:	$496,480,000

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 BF3/ US904764BF35

Trade Date:	September 4, 2018

Interest Payment Dates:	Semi-annually on March 7 and September 7, commencing March 7, 2019

Make-Whole:	T+10 bps

Settlement:	September 7, 2018 (T+3)

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Goldman Sachs & Co. LLC at 1-866-471-2526, (2) J.P. Morgan Securities LLC at 1-212-834-4533, (3) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or (4) UBS Securities LLC at 1-888-827-7275.

PRICING TERM SHEET — NOTES DUE 2024

Unilever Capital Corporation

$500,000,000 3.250% Senior Notes due 2024

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V.
Unilever PLC
Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Anticipated Rating*:	A1/A+ (Moody’s/S&P)

Principal Amount:	$500,000,000

Maturity:	March 7, 2024

Coupon:	3.250%

Public Offering Price:	99.278%

Yield to Maturity:	3.395%

Spread to Benchmark Treasury:	T+62 bps

Benchmark Treasury:	UST 2.750% due August 31, 2023

Benchmark Treasury Yield:	2.775%

Benchmark Treasury Price:	99-28 1/4

Net Proceeds:	$494,790,000

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 BG1/ US904764BG18

Trade Date:	September 4, 2018

Interest Payment Dates:	Semi-annually on March 7 and September 7, commencing March 7, 2019

Make-Whole:	T+10 bps

Par Call:	At any time on or after February 7, 2024 (one month prior to their maturity date)

Settlement:	September 7, 2018 (T+3)

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID has been prepared as the Notes are not available to retail investors in the EEA.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Goldman Sachs & Co. LLC at 1-866-471-2526, (2) J.P. Morgan Securities LLC at 1-212-834-4533, (3) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or (4) UBS Securities LLC at 1-888-827-7275.

PRICING TERM SHEET — NOTES DUE 2028

Unilever Capital Corporation

$500,000,000 3.500% Senior Notes due 2028

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V.
Unilever PLC
Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Anticipated Rating*:	A1/A+ (Moody’s/S&P)

Original Principal Amount:	$800,000,000

Reopening Amount:	$500,000,000

Principal Amount after Reopening:	$1,300,000,000

Fungibility:	Yes

Maturity:	March 22, 2028

Coupon:	3.500%

Public Offering Price:	99.022%, plus accrued interest from March 22, 2018 in the amount of $8,020,833

Yield to Maturity:	3.622%

Spread to Benchmark Treasury:	T+72 bps

Benchmark Treasury:	UST 2.875% due August 15, 2028

Benchmark Treasury Yield:	2.902%

Benchmark Treasury Price:	99-24+

Net Proceeds:	$493,010,000

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 BC0/ US904764BC04

Original Trade Date:	March 19, 2018

Reopening Trade Date:	September 4, 2018

Interest Payment Dates:	Semi-annually on March 22 and September 22, commencing September 22, 2018

Make-Whole:	T+15 bps

Par Call:	At any time on or after December 22, 2027 (three months prior to their maturity date)

Settlement:	September 7, 2018 (T+3)

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

The 2028 Notes constitute a further issuance of, and are consolidated and form a single series with, the outstanding 3.500% senior notes due 2028 that Unilever Capital Corporation issued on March 22, 2018. The 2028 Notes will be fungible with the outstanding notes immediately upon issuance. Upon settlement of this offering, the aggregate principal amount of 3.500% notes due 2028 outstanding will be $1,300,000,000.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID has been prepared as the Notes are not available to retail investors in the EEA.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Goldman Sachs & Co. LLC at 1-866-471-2526, (2) J.P. Morgan Securities LLC at 1-212-834-4533, (3) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or (4) UBS Securities LLC at 1-888-827-7275.